EXHIBIT 16

October 8, 2008

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:  File # 333-135585

Gentlemen;

We have read Item 4 of Form 8-K dated October 2, 2008, of Cleartronic, Inc (f/k/a GlobalTel IP, Inc.), and are in agreement with the statements contained in paragraphs: (a)-1; (a)-2; (a)-3; (a)-4 and (a)-5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein under sub-section (b) of Item 4.

We have consented to the filing of this letter as an Exhibit to the registrants Form 8-K.

Respectfully submitted,

/s/ Ribotsky, Levine & Company, CPAs

(a dba of Starman & Abitante, LLC)

North Miami, FL